UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification Number)

37 North Orange Avenue, Suite 607, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

37 North Orange Avenue, Suite 607, Orlando, Florida 32801

(Address of principal executive offices) (Zip Code)

(888) 613 - 8802

(Registrant’s telephone number, including area code)

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Certain Officers

Effective January 13, 2015, Dr. Eugene Youkilis is stepping down from the position of President of Immune Therapeutics, Inc. (the “Company”), but will continue to serve as a member of the Board of Directors of the Company.

Effective January 13, 2015, Christopher Pearce is stepping down from the position of Chief Operating Officer of the Company, but will continue to serve as a member of the Board of Directors of the Company.

(c) Appointment of Certain Officers

Effective January 13, 2015, the Board of Directors of the Company formally appointed Seth Elliott as President and Chief Operating Officer of the Company. There are no relationships between Mr. Elliott and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Mr. Elliot, age 45, has spent more than 15 years as a founder or senior executive of emerging growth and middle market enterprises. He has helped to accelerate corporate growth in diverse markets, on behalf of a variety of companies through economic conditions ranging from boom to bust, developing a rare combination of experience, vision, leadership and business intuition.

Mr. Elliott started his position as Chief Strategy Officer of Engagement Media Technologies in 2011 after he was recruited by investors to pivot the business model, optimize the product and reposition the company’s efforts to focus on marketing activation, research and intelligence. He proved a key leader in the company’s turnaround and was instrumental in securing critical business development partnerships and managing several key acquisitions.

From 2011 to 2012, as Vice President, Business Development for FastCall, Mr. Elliott collaborated on business model ideation and evaluate strategy in regards to product-market fit for this venture backed marketing automation enterprise. Mr. Elliott managed each step in the business development deal process from strategy/planning, pipeline development, prospecting, outreach, terms negotiation, contract drafting and negotiation and implementation.

As the founder of Pegasus Advisory group in 2004, a consulting organization, he provided business development and advisory services to emerging growth companies. On behalf of RedBlizzard, a proprietary Silverlight animation suite, he created a product launch plan, including coordinating outreach to key Microsoft MVP's for testing and review. He classified business development segments, identified target opportunities, approached appropriate individuals and formulated relevant business development offerings in conjunction with the CEO of CityPockets, a NYC venture backed startup in the Daily Deal space.

While advisor and Director of Copyright Control Services, Mr. Elliott arranged a $25 million sale of the company to a NASDAQ listed firm. He founded Sneakers.com, an internet sports retailer, and secured a team that included the Founding CEO of The Sports Authority, the former CEO of K-Mart stores and the Vice Chairman of The North Face.

(e) Compensatory Arrangements of Certain Officers

The Company and The Sevin Group LLC (“SeVin”) entered into a Consulting Agreement, effective December 18, 2014 (the “Agreement”), pursuant to which Mr. Elliott will serve as an officer of the Company and is charged with the operational direction of the Company. Mr. Elliott is a Managing Member of SeVin.

Under the Agreement, Mr. Elliott will receive a monthly salary of $20,000 for the first six months and a monthly salary of $25,000 for the subsequent six months provided the Agreement continues beyond the first six-month period. The Agreement has a one-year term and may be cancelled by the Company or SeVin upon sixty-days notice prior to the six-month anniversary of the Agreement. Should the Agreement be cancelled, Mr. Elliott must provide the Company with transition services prior to the cancelation date without further compensation, and must resign from his positions effective as of the cancellation date.

The Agreement requires that the Company issue 1,250,000 restricted shares of the Company’s common stock to Mr. Elliott as follows: (i) 625,000 shares, which shall vest immediately upon issuance; (ii) 375,000 shares, which shall vest 120 days from the effective date of the Agreement; and (iii) 250,000 shares, which shall vest upon the six-month anniversary of the Agreement so long as the Agreement has not been previously canceled.

SeVin is entitled to the following success fees under the Agreement: (i) success fees for the introduction of a customer that leads to a sale by the Company without further involvement by SeVin in an amount equal to two percent of the annual amount of the sales agreement, payable annually for the first two years of the sales agreement and an additional three percent of the annual amount of the sales agreement, payable annually for the first three years of the sales agreement; (ii) success fees for the introduction of strategic relationship(s) that conduct business with the Company in an amount equal to five percent of the annual amount of any strategic relationship agreement, payable annually for the first two years of any such agreement(s); and (iii) success fees in the amount of five percent of the realized value of any distribution agreement on a paid-when-paid basis, i.e., when the Company receives any payments under such agreement(s).

The Agreement also provides for certain restrictive covenants, including confidentiality and intellectual property rights provisions.

A copy of the Company’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 13, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immune Therapeutics, Inc.

By: /s/ Noreen Griffin
Noreen Griffin, Chief Executive Officer

Date: January 14, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 13, 2015.